EXHIBIT 23.1


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of Celgene Corporation:

We consent to the incorporation herein by reference in this Registration Statement of Celgene Corporation on Form S-3 of our report dated February 13, 1998, relating to the balance sheets of Celgene Corporation as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Annual Report on Form 10-K of Celgene Corporation for the year ended December 31, 1997 and to the reference to our firm under the heading "Experts" in this prospectus.


                                                           KPMG Peat Marwick LLP
New York, NY
May 22, 1998